Exhibit 10.17

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

Co-Development and Distribution Agreement

between

SurgiVision, Inc.

and

Brainlab Aktiengesellschaft

This Co-Development and Distribution Agreement (the “Agreement”) is entered into between SurgiVision, Inc., having its principal office located at 5 Musick, Irvine, California 92618, United States (“SurgiVision”), and Brainlab AG, a German corporation having its principal office located at Kapellenstrasse 12, 85622 Feldkirchen, Germany (“Brainlab”), as of April 5, 2011 (“Effective Date”).

WHEREAS, SurgiVision is in the business of developing medical devices that provide guidance for the placement and operation of instruments or devices during the planning and operation of neurological procedures within the magnetic resonance imaging (“MRI”) environment and that are intended to be used as an integral part of neurological procedures, such as biopsies and catheter and electrode insertion, which have traditionally been performed using other methods, and has licensed and developed proprietary technology and the proprietary and confidential information, trade secrets and know-how associated therewith; and

WHEREAS, Brainlab, in its business of developing and marketing software-driven medical devices, has licensed and developed proprietary technology and the proprietary and confidential information, trade secrets and know-how associated therewith for computer-assisted planning and navigation of direct infusion of agents into targeted tissues within the body; and

WHEREAS, SurgiVision and Brainlab desire to enter into an agreement granting Brainlab certain distribution rights for the ClearPoint Products (as defined below); and

WHEREAS, the Parties (as defined below) are interested in developing a relationship pursuant to which they shall jointly develop, market and promote certain products integrating each Party’s technologies for the Fields of Use (as defined below), with Brainlab acting as the distributor for such products; and

WHEREAS, Brainlab desires to make an investment in SurgiVision in the amount of US$2,000,000, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties contained herein, the Parties hereto agree as follows:

I.	Definitions

The following terms shall have the following meanings.

1.	“Affiliate” means any Person which controls, is controlled by or is under common control with another Person, for so long as such control exists. For purposes of this section, “control” means (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors, and (ii) in the case of non- corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest therein.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

2.	“Agreement” means this Co-Development and Distribution Agreement, together with all appendices now and hereafter annexed hereto or incorporated herein by reference, as it or they may be amended, supplemented, replaced, re-stated or otherwise modified from time to time.

3.	Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement having the force of law, including all applicable GMPs, and (ii) any policy, practice, protocol, standard or guideline of any Regulatory Authority which, although not necessarily having the force of law, is regarded by such Regulatory Authority as requiring compliance as if it had the force of law relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of any of the foregoing (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

4.	“Brainlab Technology” means Brainlab’s technology incorporated into its BrainSuite product line and any and all disposables associated therewith.

5.	“ClearPoint Customer Account” means any customer site equipped with reusable components of SurgiVision’s ClearPoint System.

6.	“ClearPoint Product” or “ClearPoint Products” means any of the specific reusable hardware components, disposable components or software components of SurgiVision’s ClearPoint System that are set forth in Appendix A, as the same may be amended from time to time upon mutual agreement of the Parties.

7.	“CNS” means the human central nervous system.

8.	“Commercial Use” means, in respect of a Product, use on a commercial, non-trial basis after all necessary Regulatory Approvals have been obtained for such Product.

9.	“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources normally applied thereby to its other medical device products of similar commercial potential at a similar stage in its product life, but no less than those normally applied in the medical device industry for products of similar commercial potential at a similar stage in its product life.

10.	“Conversion Date” means the closing date of a Qualified Financing.

11.	“Conversion Shares” means shares of Qualified Financing Stock issued upon conversion of the Note (as defined herein).

12.	“Documentation” means user guides, operating manuals, training materials, product descriptions and specifications, technical manuals, product supporting materials and other similar information provided, or to be provided, by either Party to the other, whether in print, magnetic, electronic or video format.

13.	“Fields of Use” means, collectively, the MR Guided Stereotactic Placement Field of Use and the Therapeutic Delivery Field of Use.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

14.	“FDA” means the United States Food and Drug Administration or any successor agency.

15.	“GMP” means good manufacturing practice requirements of Applicable Law, including the guidelines, policies, codes, requirements and standards from time to time promulgated or issued by any Regulatory Authority with respect to the manufacture of a Product.

16.	“Integrated Product” or “Integrated Products” means (a) any product integrating Brainlab Technology and SurgiVision Technology as contemplated in section II or section III of this Agreement, or (b) any jointly developed product in the Therapeutic Delivery Field of Use as contemplated in section III of this Agreement.

17.	“MR Guided Stereotactic Placement Field of Use” means stereotactic guidance for the placement and operation of instruments or devices during planning and operation of neurological procedures within the MRI environment and in conjunction with Real Time MRI.

18.	“Party” means, as appropriate, SurgiVision or Brainlab, singly and “Parties” means, collectively, SurgiVision and Brainlab.

19.	“Person” is to be broadly interpreted and includes an individual, a corporation, a limited liability corporation, a partnership, a limited partnership, a trust, an unincorporated association, an unincorporated organization, the government of a country, any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

20.	“Product” or “Products” means any ClearPoint Product and/or Integrated Product.

21.	“Project” means the development and Regulatory Approval of the Therapeutic Delivery Field of Use Products as contemplated in section III of this Agreement.

22.	“Project Plan” shall have the meaning set out in section III.1.

23.	“Project Steering Committee” shall have the meaning set out in section III.2.

24.	“Qualified Financing” means any bona fide, third-party, arms-length negotiated equity financing with net proceeds to the Company of at least $10,000,000, pursuant to a single transaction or series of related transactions, occurring after the Effective Date in which shares of SurgiVision’s preferred stock are issued in exchange for cash proceeds.

25.	“Qualified Financing Stock” means shares of a series of SurgiVision’s preferred stock issued in a Qualified Financing after the Effective Date.

26.	“Real Time MRI” means any setting where the patient is physically present in the MRI scanner throughout the entirety of a surgical procedure.

27.	“Regulatory Approval” means any FDA 510(k), CE and equivalent approvals (including supplements, variations, amendments, pre- and post-approvals), import licenses, registrations or authorizations of Regulatory Authorities necessary for the sale, importation or commercialization of any particular Product in the Territory.

28.	“Regulatory Authority” means the relevant body or bodies for granting Regulatory Approval in each country in the Territory.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

29.	“Regulatory Filings” means all applications, filings, dossiers and the like (excluding routine adverse event expedited or periodic reporting), submitted to a Regulatory Authority for the purpose of obtaining Regulatory Approval from that Regulatory Authority.

30.	“Special Rights” means rights granted to any third party with respect to Products beyond the normal course provision of Products and services contemplated by this Agreement.

31.	“SurgiVision Technology” means the technology embodied in or incorporated into the ClearPoint Products.

32.	“Territory” means the United States of America, the European Union and Canada. The Parties will work together collaboratively and, in good faith, to expand the Territory as they mutually determine to be appropriate and shall modify this Agreement as necessary as a result thereof and any expansion thereof shall be included in the definition of Territory.

33.	“Therapeutic Agent” means any substance delivered into the central nervous system.

34.	“Therapeutic Delivery Field of Use” means stereotactic guidance for the placement and operation of instruments or devices during planning and operation of neurological procedures for the delivery of Therapeutic Agents to the CNS within the MRI environment and in conjunction with Real Time MRI. For the avoidance of doubt, the Therapeutic Delivery Field of Use is a subset of the MR Guided Stereotactic Placement Field of Use.

35.	“Validate” or “Validation” means to validate a Product for compliance with Applicable Law, including in accordance with GMP.

II.	Integration of Brainlab Technology and SurgiVision Technology

1.	Brainlab shall use Commercially Reasonable Efforts to integrate, at its expense, the SurgiVision Technology with the Brainlab Technology to facilitate an optimal clinical workflow for a neurological procedure using Integrated Products within the MR Guided Stereotactic Placement Field of Use. SurgiVision shall support Brainlab’s integration efforts by providing information and Documentation regarding the SurgiVision Technology and other usual and customary cooperation as requested by Brainlab that is necessary for its integration work.

2.	Each Party shall use Commercially Reasonable Efforts to ensure, during the Term (as defined below), an adequate supply of their respective technologies and services for research and Commercial Use in the MR Guided Stereotactic Placement Field of Use, and for any related support and maintenance service in the Territory.

3.	During the Term, not less than every six months, the appropriate representatives of each Party shall meet, in person, at a mutually agreeable time and place to discuss the effectiveness, economics, safety and other relevant characteristics of the Products, the integration of their respective technologies as contemplated in this section II, and applicable sales and marketing strategies, policies and procedures (each such meeting, a “Commercial Review”).

4.	Each Party agrees that during the Term such Party will use Commercially Reasonable Efforts to improve its technologies based upon the results of the Commercial Review and shall work jointly with the other Party to make such changes and adjustments to their respective technologies and marketing and sales policies and procedures, based upon the results of the Commercial Review, as are technically and commercially reasonable in an effort to maintain the competitiveness of the integrated technologies in the MR Guided Stereotactic Placement Field of Use.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

5.	The costs of integration of the Brainlab Technology with the SurgiVision Technology, and any improvements of the Brainlab Technology for use in the MR Guided Stereotactic Placement Field of Use, shall be borne by Brainlab.

6.	To the extent determined by either Party to be required by Applicable Law or beneficial for marketing of Integrated Products, the Parties shall jointly Validate such Integrated Product(s) for the MR Guided Stereotactic Placement Field of Use. Under such circumstances, the Parties shall work together collaboratively and in good faith to determine the appropriate process and procedures for such Validation.

III.	Therapeutic Delivery Field of Use Development

1.	The Parties shall, within 90 days of the Effective Date, work together collaboratively and in good faith to agree on a written project plan for developing Integrated Products for the Therapeutic Delivery Field of Use (“Project Plan”). Such Project Plan shall include, among other agreed upon items, listings of the various tasks in the Project, reasonable Project milestones, which can be used to track the progress of the Project, responsible persons and partners for the tasks, and an estimated duration of the Project along with estimated timelines for achievement of the various Project milestones. Such Project Plan may be amended as provided for in this Agreement.

2.	A committee of representatives of each Party (the “Project Steering Committee”) shall be responsible for the management of the Project, including reviewing and approving the Project Plan, reviewing project reports, escalation of issues and general coordination of the Project among the Parties. The Project Steering Committee shall be made up of four (4) members, including two (2) members designated by SurgiVision and two (2) members designated by Brainlab. SurgiVision’s initial designees to the Project Steering Committee will be [***] and [***]. Brainlab’s initial designees to the Project Steering Committee will be [***] and [***]. Meetings of the Project Steering Committee shall be held as provided in the Project Plan or as otherwise deemed necessary or appropriate.

3.	In addition to (or as part of) the Project Plan, the Parties shall work together collaboratively and in good faith to create a sales and marketing plan for Products in the Therapeutic Delivery Field of Use. The Project Steering Committee shall be responsible for reviewing, approving and administering such plan.

4.	Neither Party shall enter into any other collaboration or other cooperative arrangement during the Term for the commercial development, sales or marketing of products for the Therapeutic Delivery Field of Use.

IV.	Regulatory Approvals, Adverse Reactions; Product Recalls

1.	Brainlab shall be responsible for obtaining Regulatory Approvals from all applicable Regulatory Authorities for any Brainlab Technology, whether or not integrated with SurgiVision Technology, and all Integrated Products. SurgiVision shall support Brainlab’s efforts to obtain such Regulatory Approvals by providing information and Documentation regarding the SurgiVision Technology reasonably requested by Brainlab.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

2.	SurgiVision shall be responsible for obtaining Regulatory Approvals from all applicable Regulatory Authorities for any SurgiVision Technology that is not integrated with any Brainlab Technology. Brainlab shall support SurgiVision’s efforts to obtain such Regulatory Approvals by providing information and Documentation regarding the Brainlab Technology reasonably requested by SurgiVision.

3.	Brainlab and SurgiVision shall each comply with all applicable regulatory requirements, including the provision of information necessary for each Party to comply with the requirements of any Regulatory Authority. Brainlab and SurgiVision shall each comply with all applicable health registration and privacy laws, regulations and orders of any Regulatory Authority where marketable Products are sold and with all other governmental requirements relating to the promotion, marketing and sale of Products in such country to the extent applicable to such Party. Upon request by any properly authorized officer or employee of a Regulatory Authority, the Parties shall permit such officer or employee, at reasonable times, to have access to and copy and verify any records and reports in the Party’s possession or under the Party’s custody or control relating to the activities of the Parties pursuant to this Agreement, and shall submit such records or reports (or copies thereof) upon the Regulatory Authority’s request. Upon notification of an impending inspection by a Regulatory Authority at either Party’s premises, the Party receiving such notification shall notify the other Party immediately.

4.	Brainlab shall be responsible for reviewing and investigating complaints regarding Brainlab Technology and Integrated Products. SurgiVision shall be responsible for reviewing and investigation complaints regarding SurgiVision Technology, but not including Integrated Products. SurgiVision and Brainlab will each promptly notify the other Party regarding safety critical complaints and in the event a report is required to be submitted to a health and safety regulatory agency or body related to the use of the other Party’s product.

5.	Brainlab and SurgiVision will each promptly notify the other if, to the best of that Party’s belief, a scheduled modification of that Party’s technology (a “Modified Product”) is likely to affect the intended use, the safety or the effectiveness of the other Party’s technology or of any Integrated Product. Such modifications may include, but are not limited to design changes, technical changes, modifications of the software or hardware, changes in the product status (i.e. product removed from the market) and changes that affect compliance of the other Party’s technology or any Integrated Product with applicable health and safety regulations (such as FDA or CE regulations). Such notification shall be made as soon as commercially feasible, but in any event, prior to the manufacture of a Modified Product intended for Commercial Use.

6.	All communication and exchange of technical data and other information, including any litigation, must be performed in English unless otherwise agreed by both Parties in writing.

V.	Intellectual Property

1.	Brainlab shall maintain such title to, and interest in, all intellectual property and the intellectual property rights therein which it may have and all improvements and developments authored, invented (as invented is determined under the patent laws of the United States), otherwise made, created or generated by Brainlab related to the Brainlab Technology or otherwise solely developed by Brainlab and the intellectual property rights therein. Nothing in this Agreement shall be deemed to grant to SurgiVision any right, title or license to any such intellectual property, except for the licenses expressly granted pursuant to this Agreement.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

2.	SurgiVision shall maintain such title to, and interest in, all intellectual property and the intellectual property rights therein which it may have and all improvements and developments authored, invented (as invented is determined under the patent laws of the United States), otherwise made, created or generated by SurgiVision related to the SurgiVision Technology or otherwise solely developed by SurgiVision and the intellectual property rights therein. Nothing in this Agreement shall be deemed to grant to Brainlab any right, title or license to any such intellectual property, except for the licenses expressly granted pursuant to this Agreement.

3.	As among the Parties, all intellectual property which is authored, invented (as invented is determined under the patent laws of the United States), otherwise made, created or generated by the Parties jointly, shall be owned jointly and equally by such Parties and may be exploited by each of the joint owners, as the case may be, without a duty to account.

4.	Each of Brainlab and SurgiVision shall promptly provide written notice to the other, of any allegations of which they or their Affiliates become aware that the activities of either Party undertaken in the performance of this Agreement or otherwise relating to the collaboration established by this Agreement infringes upon any patent or other intellectual property right of any other Person. The Parties shall thereupon promptly confer and work together collaboratively and in good faith to determine what steps are to be taken in response to such allegations.

5.	SurgiVision hereby grants to Brainlab a non-exclusive, non-transferable, non-sublicensable license in the Therapeutic Delivery Field of Use to use, during the Term, such intellectual property owned or controlled by SurgiVision only as may be required for Brainlab to market the Products in the Territory pursuant to the terms of this Agreement or to otherwise perform its obligations under this Agreement. SurgiVision hereby grants to Brainlab a non-exclusive, non-transferable, non-sublicensable license in the MR Guided Stereotactic Placement Field of Use to use, during the Term, such intellectual property owned or controlled by SurgiVision only as may be required for the marketing of the Products in the Territory pursuant to the terms of this Agreement.

VI.	Product Distribution

1.	Subject to the terms and conditions of this Agreement, SurgiVision hereby appoints Brainlab, and Brainlab hereby accepts appointment, during the Term, as a non-exclusive distributor of, and an authorized provider of maintenance and support for, Products in the Territory in the MR Guided Stereotactic Placement Field of Use, except for those sites identified in Appendix B (with respect to which SurgiVision retains all rights). Notwithstanding the non-exclusive nature of this appointment, for any ClearPoint Customer Accounts created through Brainlab’s sales activities (i.e., the customer site purchased the reusable components through Brainlab), Brainlab shall, during the Term, be the exclusive provider of Products in the MR Guided Stereotactic Placement Field of Use.

2.	Subject to the terms and conditions of this Agreement, SurgiVision hereby appoints Brainlab, and Brainlab hereby accepts appointment, during the Term, as the exclusive distributor of, and the authorized provider of maintenance and support for, Products in the Territory in the Therapeutic Delivery Field of Use, except for those sites identified in Appendix B (with respect to which SurgiVision retains all rights).

3.	During the Term, Brainlab agrees to use Commercially Reasonable Efforts to adhere to the agreed-upon Project Plan and to commercialize, market, promote, sell, service and support Products in the Therapeutic Delivery Field of Use throughout the Territory. SurgiVision may render assistance to Brainlab in optimizing Brainlab’s commercialization activities and user satisfaction in the Therapeutic Delivery Field of Use.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

4.	In furtherance of its Commercially Reasonable Efforts, during the Term, Brainlab shall not anywhere in the Territory develop, market or sell in the Therapeutic Delivery Field of Use any product that performs substantially the same function as, or competes with, any of the ClearPoint Products, except for Integrated Products as contemplated under this Agreement. In addition, without the prior written consent of SurgiVision (which consent may be withheld in its sole discretion), Brainlab shall not enter into or become bound by any agreement that restricts in any manner its ability to commercialize Products in the Therapeutic Delivery Field of Use.

5.	In the event that either Party shall fail or refuses to (a) make its respective technology available in the Territory within mutually agreed upon timeframes or (b) modify its own technology to meet reasonable specifications set forth by end customers, the other Party may, upon written notice to such Party, terminate the exclusivity provisions related to the Therapeutic Delivery Field of Use.

6.	Subject to SurgiVision’s prior written consent (which consent shall not be unreasonably withheld or delayed), Brainlab may appoint one or more third parties as subagents or subdistributors (individually and collectively, “Subdistributors”) to act on its behalf, provided that Brainlab shall cause all such Subdistributors to abide by the applicable terms and conditions of this Agreement and Brainlab shall remain responsible for all of its obligations under this Agreement.

7.	As soon as reasonably practicable following the Effective Date, the Parties will work together collaboratively and in good faith to agree on standard customer documentation to be used by Brainlab in connection with any sale of ClearPoint Products.

8.	All rights and interests not expressly granted to Brainlab under this Agreement are reserved and retained by SurgiVision, and SurgiVision may exploit such rights and interests in any manner. Without limiting the generality of the foregoing, SurgiVision retains all rights (a) to make improvements and modifications to the ClearPoint Products, (b) to enter into collaborative or cooperative agreements with other Persons regarding the ClearPoint Products in the MR Guided Stereotactic Placement Field of Use, which agreements Brainlab understands could affect the use of the ClearPoint Products in the MR Guided Stereotactic Placement Field of Use, (c) to market, promote and sell ClearPoint Products to those sites identified in Appendix B, (d) to market and promote, but not to sell other than collaboratively with Brainlab, ClearPoint Products for use in the Therapeutic Delivery Field of Use, and (e) to collaboratively with Brainlab, enter into research arrangements in the Therapeutic Delivery Field of Use.

VII.	Service and Support

1.

Brainlab shall be responsible for providing service and support for the Brainlab Technology in all Fields of Use. Brainlab shall be responsible for providing Level 1 and Level 2 service and support to customers for Products sold by Brainlab in the Therapeutic Delivery Field of Use and for Integrated Products sold by Brainlab in the MR Guided Stereotactic Placement Field of Use. Level 1 support shall include onsite training, help desk services, reseller interfacing, problem isolation and diagnosis, and Level 2 support shall include loading bug fixes, patches, and minor repair services. To the extent relating to SurgiVision Technology, SurgiVision shall provide Level 3 support, which shall include backup support services to assist Brainlab in meeting Level 1 and Level 2 support obligations by addressing certain technical support issues that are beyond the scope of Brainlab’s expertise. Brainlab will pay SurgiVision for Level 3 support services at standard rates as described in Appendix C, provided that such services were not required for

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

warranty repair as contemplated in section X.3 below. Appendix C may be changed from time to time, as appropriate upon the mutual agreement of Brainlab and SurgiVision. SurgiVision will provide spare parts and other items for service to Brainlab at a price equal to [***]. Brainlab reserves the right to offer service packages to the end customer at its discretion.

2.	SurgiVision shall be responsible for providing service and support to customers in the United States for ClearPoint Products sold in the MR Guided Stereotactic Placement Field of Use; provided, however, that SurgiVision shall be responsible for attending only the initial clinical cases using the ClearPoint Products (to the extent attendance is requested by the customer). For the avoidance of any doubt, the foregoing obligation does not apply to Integrated Products. To the extent Brainlab has a service package with the end user customer that covers ClearPoint Products (not including Integrated Products), SurgiVision shall be entitled to reasonable compensation from Brainlab under such arrangement in an amount to be agreed.

3.	SurgiVision shall provide training on the ClearPoint Products, including joint attendance of SurgiVision and Brainlab personnel in initial clinical cases in the applicable region, to Brainlab personnel to enable Brainlab personnel to provide service and support to customers outside of the United States.

VIII.	Training

1.	SurgiVision shall provide training on the ClearPoint Products at intervals as reasonably required by Brainlab’s product technical specialists, sales force, marketing personnel and service and support personnel with each Party paying their own travel expenses. The scope, location, and scheduling of such product training shall be determined by mutual agreement of the Parties. SurgiVision shall provide Brainlab with sales training manuals and literature for the ClearPoint Products, and shall further provide reasonable quantities of literature, brochures, product specifications and other promotional materials for the ClearPoint Products. SurgiVision shall have the right to prior review and to approve (or not approve) any copy, layout or other advertising, promotional or other distributed materials, if any, prepared by or on behalf of Brainlab with respect to any ClearPoint Products or that use any SurgiVision trademarks, service marks or trade names, provided, however, that such approval shall not unreasonably be withheld or delayed. Brainlab shall not use any such material prior to SurgiVision’s approval.

2.	Brainlab shall provide training to customers in the use and operation of the Products it sells. The Parties shall consult on the joint development and funding of training programs for customers for use of the Products in the Fields of Use. SurgiVision will train Brainlab staff that will provide training to customers.

IX.	Prices, Payments and Delivery

1.	During the Term, ClearPoint Products shall be provided by SurgiVision to Brainlab at SurgiVision’s transfer prices defined in Appendix A, [***]. In the event SurgiVision makes new versions or major modifications to any of the ClearPoint Products, which could include, without limitation, release of a new version of a software product, the Parties will work together in good faith to determine whether an increase in the transfer price for such product is appropriate.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

2.	The transfer prices defined in Appendix A are [***]. Payment terms for sales of ClearPoint Products from SurgiVision to Brainlab shall be as follows: [***]. SurgiVision will not invoice prior to actual shipment. Brainlab shall ensure that ClearPoint Products shipped are stored and handled in accordance with the specifications SurgiVision shall from time to time provide.

3.	All payments between Brainlab and SurgiVision will be in U.S. dollars, unless mutually agreed in writing.

4.	All Brainlab purchase orders for Products shall include all information reasonably required by SurgiVision. SurgiVision shall promptly notify Brainlab of any purchase orders (or parts of purchase orders) accepted, rejected or delayed. Delivery schedule shall be promulgated by Brainlab from time to time through routine purchase orders. However, the Parties will work together collaboratively and in good faith to create a 12-month sales forecast, which forecast Brainlab shall thereafter update on a quarterly basis (i.e., a rolling 12-month forecast) and provide to SurgiVision.

5.	Title and risk of loss or damage to any ClearPoint Product(s) shall pass from SurgiVision to Brainlab upon shipment from SurgiVision’s shipping point in the United States.

6.	In no event shall Brainlab distribute, market, sell or otherwise commercialize any Integrated Product unless and until the Parties have agreed on the prices to be paid to SurgiVision for the SurgiVision Technology involved in such Integrated Product. The Parties will work together in good faith to establish such prices.

7.	In addition to any other amounts payable under this Agreement, Brainlab and SurgiVision shall meet and, in good faith, determine a proper allocation of any consideration to be received by Brainlab or any of its Affiliates in exchange for the granting of any Special Rights. Brainlab agrees to notify SurgiVision prior to entering into any binding obligation that will result in the grant of such Special Rights, and in no event shall Brainlab or any of its Affiliates enter into any such binding obligation unless the parties have agreed to the allocation as contemplated in this paragraph.

8.	Notwithstanding any of the foregoing to the contrary, upon any termination of this Agreement, Brainlab shall pay in full any amounts then due to SurgiVision.

X.	Warranties and Liability

1.	Each Party, to the extent that it is the licensor of any intellectual property hereunder, other than jointly owned intellectual property, hereby represents and warrants that it is the proper owner or licensee of such intellectual property and that it has the proper authority, without consent of any other party, to so license such intellectual property. Each Party, to the extent that it is the licensor of any intellectual property hereunder, other than jointly owned intellectual property, hereby represents and warrants that such licensed intellectual property does not, and will not, infringe upon the intellectual property rights of third parties.

2.	Each Party warrants and represents that neither it nor any of its employees, agents or representatives who will be rendering any services under this Agreement have ever been debarred or convicted or a crime for which a person can be debarred under 21 U.S.C. 335a, nor to the

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

3.	knowledge of such Party, threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred. Each party agrees to notify the other immediately in the event of any such debarment, conviction, threat or indictment occurring during the term of this Agreement, or the three (3) year period following the termination or expiration of this Agreement.

4.	SurgiVision agrees to extend to Brainlab and to Brainlab’s customers SurgiVision’s standard product warranty for the ClearPoint Products, as the same may be modified from time to time. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, SURGIVISION MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE CLEARPOINT PRODUCTS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. SURGIVISION MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INTEGRATED PRODUCT.

5.	Neither Party shall be liable to the other party for any indirect, consequential or special damage or the loss of revenue or profit.

XI.	Indemnification

1.	Brainlab shall indemnify, defend and hold SurgiVision, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively the “SurgiVision Indemnitees”) harmless from and against any and all damage, loss, liability, costs and other expenses (including reasonable attorneys’ fees), actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines or judgments (collectively “Damages”) resulting from or arising out of or in connection with (a) any misrepresentation or breach of any representation, warranty or covenant in this Agreement by Brainlab, or (b) any violation or non-compliance with Applicable Law by Brainlab.

2.	SurgiVision shall indemnify, defend and hold Brainlab, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively the “Brainlab Indemnitees”), harmless from and against any and all Damages (as defined above) resulting from or arising out of or in connection with (a) any misrepresentation or breach of any representation, warranty or covenant in this Agreement by SurgiVision, or (b) any violation or non-compliance with Applicable Law by SurgiVision.

3.	Brainlab will indemnify and hold harmless the SurgiVision Indemnitees, and SurgiVision will indemnify and hold harmless the Brainlab Indemnitees, from any Damages relating to claims of product liability from the indemnifying Party’s technology, provided that such Damages are not the result of the other Party’s negligent or intentional action or inaction.

4.	During the Term and for a period of five years thereafter both Parties shall maintain a comprehensive business and product liability insurance in amounts and subject to conditions generally used in their respective businesses. The Parties shall each provide the other Party with written insurance certificates upon the other Party’s request.

XII.	Term and Termination.

1.	Unless terminated in accordance with its terms, the term of this Agreement (the “Term”) will commence on the Effective Date and continue through the fifth anniversary of the Effective Date.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

2.	Prior to the expiration of the Term, this Agreement may only be terminated by mutual agreement of the Parties, or as provided in paragraph 3 or 4 below.

3.	Either Party shall have the right to terminate this Agreement in its entirety if: (i) the other Party fails or neglects to perform, keep or observe any term, provision, condition or covenant contained in this Agreement and the same is not cured or being cured to the non-breaching Party’s reasonable satisfaction within 30 days after the non-breaching Party gives the breaching Party written notice identifying such default; (ii) an application is made by the other Party for the appointment of a receiver, trustee or custodian for any of the other Party’s assets, a petition under any section or chapter of the federal Bankruptcy Code or any similar law or regulation is filed by or against the other Party and is not dismissed within 60 days, or the other Party makes an assignment for the benefit of his creditors; or (iii) the other Party files articles of dissolution or otherwise ceases to conduct its business in the ordinary course.

4.	In the event that either Party is convicted of a felony by any court of competent jurisdiction, the other Party may terminate this Agreement immediately upon notice within thirty (30) days following such conviction.

5.	Except as expressly set out in this Agreement, the licenses for intellectual property granted under this Agreement, and licenses by either Party to the other to use confidential information or property belonging to it, shall expire upon termination of this Agreement.

6.	The following provisions of this Agreement shall survive the completion, expiration, termination or cancellation of this Agreement: Sections I, IV (other than paragraphs 1 and 2), V (other than paragraph 5), IX, XI, XII and XIV.

XIII.	Investment in SurgiVision

1.	On the Effective Date, Brainlab shall make a loan to SurgiVision in the aggregate principal amount of US$2,000,000, which loan shall be evidenced a convertible promissory note (the “Note”) in the form attached hereto as Appendix D.

2.	On the Conversion Date, except as otherwise provided in the Note, the principal amount outstanding and all accrued interest then outstanding under the Note shall automatically convert into that number of Conversion Shares equal to (a) the sum of the outstanding principal amount and accrued interest on the Note on the Conversion Date divided by (b) the price per share paid by investors in the Qualified Financing for a share of Qualified Financing Stock.

3.	Brainlab shall be deemed to be the holder of the Conversion Shares as of the Conversion Date. At that time, Brainlab shall cease to have any rights pursuant to the Note with respect to the principal amount and accrued interest that is converted, but shall have all of the rights granted to it as a holder of the Conversion Shares into which the Note converts. To receive a certificate representing the Conversion Shares into which the Notes converts, Brainlab shall surrender the Note to SurgiVision. As soon as practicable after the surrender of the Note, SurgiVision shall issue and deliver to Brainlab a certificate for the number of whole shares issuable upon conversion. Upon conversion of the outstanding principal amount and accrued but unpaid interest on the Note into Conversion Shares as provided herein, the provisions of the Note relating to the obligations of SurgiVision to pay principal and interest to Brainlab (as set forth therein) shall be null and void and no payment of principal and interest shall be owed or paid by SurgiVision to Brainlab.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

4.	Brainlab represents and warrants to SurgiVision that: Brainlab is acquiring the Note (and the Conversion Shares) for investment for Brainlab’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof; Brainlab is an “accredited investor” as defined in Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”); Brainlab understands that its investment in SurgiVision involves a high degree of risk; Brainlab is experienced in evaluating and investing in securities of companies in a similar stage of development as SurgiVision; Brainlab is able to fend for itself, it can bear the economic risk of its investment in SurgiVision, and it has the knowledge and experience in financial and business matters to be capable of making an informed decision with respect to its investment in SurgiVision; and Brainlab has all information and materials relating to SurgiVision’s operations, business and properties that Brainlab deems necessary or appropriate to evaluate its investment in SurgiVision. Brainlab understands that the Note has not been, and at the time of issuance the Conversion Shares to be acquired on conversion thereof will not be, registered under the Securities Act. Brainlab further understands and agrees that such securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

XIV.	Miscellaneous

1.	The rights and obligations set out in this Agreement are personal to each Party and for this reason, except as expressly set out in this Agreement, this Agreement will not be assignable by either Party in whole or in part, nor will either Party subcontract any of its obligations hereunder, without the prior written consent of the other Party, which consent shall not be withheld or delayed unreasonably; provided, however, that the restriction contained herein will in no way limit the rights of either Party to assign this Agreement to any Person that (i) purchases all or substantially all of its assets to which this Agreement relates, (ii) purchases all or substantially all of the stock of such Party; or (iii) acquires or is combined with such Party in a merger or some other form of business combination.

2.	This Agreement will be binding upon and will enure to the benefit of the parties hereto and to any permitted assignee or successor of either Party.

3.	Subject to other provisions of this Section XIV, if one Party validly assigns or subcontracts any or all of its obligations hereunder, such assigning or subcontracting Party agrees to remain bound by all of its responsibilities and obligations hereunder.

4.	For the avoidance of doubt, nothing with this Agreement shall restrict Brainlab from providing technology compatible with its own frameless, image guided placement tools, so long as Brainlab complies with its obligations set forth in section VI.4 above.

5.	Any and all assignments of this Agreement or any interest herein not made in accordance with this Section XIII will be void ab initio.

6.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.	Each exhibit or appendix hereto is incorporated by reference and made a part of this Agreement.

8.	This Agreement represents the final understanding of the Parties with respect to its subject matter and supersedes all prior agreements and discussions with respect thereto. This Agreement shall be governed by Illinois law, without regard to choice of law principles.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

9.	It is distinctly understood and agreed that the Parties shall at all times be acting as independent contractors hereunder and not as an agent of the other Party. Except as explicitly set forth herein, nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

10.	Each Party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement and that are consistent with the terms hereof.

11.	No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

12.	Any notice or other communication in connection with this Agreement must be in writing and if by mail, by registered mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed on the signature page hereto or such other address as the addressee shall have specified in a notice actually received by the addressor.

13.	Except as expressly set out in this Agreement, nothing in this Agreement is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever.

14.	The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

15.	Each Party shall keep the confidential information of the other Party confidential, except that the receiving Party may disclose or permit the disclosure of any confidential information to its, and its Affiliates’, directors, officers, employees, consultants and advisors who are obligated to maintain the confidential nature of such confidential information and who need to know such information for the purposes set forth in this Agreement. The receiving Party shall use all confidential information of the other Party solely for the purposes set forth in, or as permitted by, this Agreement. Each Party will immediately cease using the confidential information of the other Party upon any termination of this Agreement.

16.	If the performance of this Agreement or any obligations under this Agreement, except the making of required payments, is prevented, restricted or interfered with by reason of fire, flood, earthquakes, explosion, or other casualty, accident or act of God; strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other event beyond the reasonable control of the Parties, the affected Party, upon giving prompt notice to the other Party, will be excused from such performance to the extent of such prevention, restriction, or interference. However, the affected Party will use its reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such Party’s performance and will continue performance with the utmost dispatch whenever such causes are removed.

Co-Development and Distribution Agreement between SurgiVision, Inc. and Brainlab Aktiengesellschaft	CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SurgiVision, Inc.

By:	/s/ Kimble Jenkins
Name:	Kimble Jenkins
Title:	CEO

Notice Address:

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN (USA) 38103

Attention: Vice President, Business Affairs

Fax: +901.522.9400

Brainlab AG

By:	/s/ Joseph Doyle
Name:	Joseph Doyle
Title:	CFO

Notice Address:

Legal Department

Attention: General Counsel

Kapellenstr. 12,

85622 Feldkirchen, Germany

Fax: +49.89.991.568-497

APPENDIX A TO THE

CO-DEVELOPMENT AND DISTRIBUTION AGREEMENT

Transfer Price List

[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX B TO THE

CO-DEVELOPMENT AND DISTRIBUTION AGREEMENT

[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX C TO THE

CO-DEVELOPMENT AND DISTRIBUTION AGREEMENT

Service Price List

[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

FIRST AMENDMENT TO

CO-DEVELOPMENT AND DISTRIBUTION AGREEMENT

This First Amendment to Co-Development and Distribution Agreement (this “Amendment”) is entered into between MRI Interventions, Inc. f/k/a SurgiVision, Inc. (“MRI Interventions”) and Brainlab AG (“Brainlab”), as of July 18, 2011.

WHEREAS, MRI Interventions and Brainlab entered into that certain Co-Development and Distribution Agreement dated as of April 5, 2011 (the “Agreement”); and

WHEREAS, MRI Interventions and Brainlab desire to amend the terms of the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MRI Interventions and Brainlab hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment without definition shall have the same meanings ascribed to such terms in the Agreement.

2. SurgiVision Name Change. Each reference in the Agreement to “SurgiVision” will mean and be a reference to “MRI Interventions”.

3. Amendment of Section IV. Section IV of the Agreement (Regulatory Approvals, Adverse Reactions; Product Recalls) is hereby amended by adding the following new paragraph at the end thereof:

“7.	Notwithstanding any provision herein to the contrary, Brainlab hereby covenants that it will be responsible as the first point of contact for technical support with the customer and/or end-users for ClearPoint Products it sells in the European Union, and Brainlab will provide a line of communication to MRI Interventions and MRI Interventions’ Authorized Representative in Europe (see contact information below) directly in matters of vigilance and post-market surveillance (early warning) in accordance with the European Commission Guidelines on a Medical Device Vigilance System. Brainlab will further provide this technical support on the usage of ClearPoint Products to the customers based on information supplied by MRI Interventions. Brainlab reporting should follow the European Commission Guidelines on a Medical Device Vigilance System.

Contact Details:

Authorized Representative in Europe

(Regulatory affairs only)

Emergo Europe

Molenstraat 15

2513 BH The Hague

The Netherlands

Tel: (31) (0) 70 345-8570

Fax: (31) (0) 70 346-7299”

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4. Ratification and Confirmation. The terms and provisions of the Agreement, as modified by the terms of this Amendment, are hereby ratified and confirmed in all respects. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement will mean and be a reference to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

MRI Interventions, Inc.

By:	/s/ Oscar Thomas

Name:	Oscar L. Thomas

Title:	Vice President, Business Affairs

Brainlab AG

By:	/s/ Joseph Doyle

Name:	Joseph Doyle

Title:	CFO

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